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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1

                               CapitalSource Inc.
--------------------------------------------------------------------------------
                                (name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    14055X102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or
                   240.13d-1(g), check the following box [   ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 33 Pages
                         Exhibit Index Found on Page 32


------------------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  9,659,815
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     9,659,815
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,659,815
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                                  Page 2 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            RR Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  1,043,499
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     1,043,499
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,043,499
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                                  Page 3 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon CS Institutional Finance II, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  19,110,932
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     19,110,932
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            19,110,932
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                                  Page 4 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  10,703,314
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     10,703,314
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            10,703,314
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                                  Page 5 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon CS Institutional Finance, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  19,110,932
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     19,110,932
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            19,110,932
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                                  Page 6 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  19,110,932
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     19,110,932
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            19,110,932
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                                  Page 7 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 8 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 9 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 10 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 11 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 12 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew B. Fremder
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 13 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 14 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 15 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 16 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 17 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 18 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 19 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 20 of 33 Pages

                                       13D
===================
CUSIP No. 14055X102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  29,814,246
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 21 of 33 Pages

         This  Amendment  No. 1 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on August 15, 2003 (collectively, with all amendments thereto, the "Schedule 13D").
         Preliminary Note: This Amendment is being filed to reflect that effective on January 1, 2004, each of Charles E. Ellwein and Rajiv A. Patel became a managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., two of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date. There have been no transactions in the securities of CapitalSource Inc. (the "Company") by the Reporting Persons since the initial filing of the Schedule 13D on August 15, 2003.

Item 2.  Identity And Background.
------   -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii)     RR  Capital   Partners,   L.P.,  a  Delaware  limited
                           partnership ("RR"), with respect to the Shares held by it; and

                  (iii)    Farallon  CS   Institutional   Finance  II,  L.P.,  a
                           Delaware limited partnership ("Farallon CS LP"), with respect to the Shares held by it;

         FCP, RR and Farallon CS LP are together referred to herein as the "Partnerships."

         The General Partners Of The Partnerships
         ----------------------------------------

                  (iv) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of FCP and RR ("FPLLC"), with respect to the Shares held by each of FCP and RR; and

                              Page 22 of 33 Pages

                  (v) Farallon CS Institutional Finance, L.L.C., a Delaware limited liability company which is the general partner of Farallon CS LP ("Farallon CS LLC"), with respect to the Shares held by Farallon CS LP;

         FPLLC and Farallon CS LLC are together referred to herein as the "General Partners."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company which is the manager of Farallon CS LLC (the "Management Company"), with respect to the Shares held Farallon CS LP.

         The Individual Reporting Persons
         --------------------------------

                  (vii) The following persons who are managing members of FPLLC and the Management Company, with respect to the Shares held by the Partnerships: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles
                           E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas
                           F. Steyer  ("Steyer") and Mark C. Wehrly  ("Wehrly");
                           and

                  (viii) Andrew B. Fremder ("Fremder"), with respect to the Shares held by the Partnerships. Pursuant to Limited Powers of Attorney, dated as of February 1, 2003 (the "Fremder POA"), Fremder was granted limited powers of attorney to act for each of FPLLC and the Management Company with regard to the Company's securities directly held by each of the Partnerships. Such powers of attorney may only be exercised by Fremder jointly with any of persons identified in Item 2(a)(vii) above. As a result of such restriction, Fremder does not by himself have the power to vote, or direct the voting of, the Company's securities held by the Partnerships. Rather, Fremder shares such power with such identified persons. Pursuant to the Fremder POA, Fremder may be deemed to be a beneficial owner of the Company's securities held by the Partnerships.

         Cohen, Ding, Downes, Duhamel, Ellwein, Fremder, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."
         (b)      The address of the principal  business and principal office of
(i) the Partnerships, the General Partners and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

                              Page 23 of 33 Pages

         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partners is to act as the general partner of the partnerships to which it is a general partner. The principal business of the Management Company is that of a registered investment adviser. It also serves as manager to Farallon CS LLC. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (d) None of the Partnerships, the General Partners, the Management Company or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e) None of the Partnerships, the General Partners, the Management Company or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) The citizenship of each of the Partnerships, the General Partners and the Management Company is set forth above. Each of the Individual Reporting Persons is a citizen of the United States.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

                              Page 24 of 33 Pages

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith hereto is calculated based upon the 117,659,100 Shares outstanding as of October 31, 2003 as reported by the Company.

                  (c) No transactions in the Shares have been consummated in the past 60 days.

                  (d) FPLLC has the power to direct the affairs of FCP and RR, including the disposition of the proceeds of the sale of the Shares. Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. FCMLLC is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of FPLLC and the Management Company. Fremder was granted limited powers of attorney to act for each of FPLLC and the Management Company with respect to the Shares held by the Partnerships pursuant to the Fremder POA.

                  (e)      Not applicable

         (b)      The General Partners
                  --------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each of the General Partner is incorporated herein by reference for each such General Partner.

                  (c)      None.

                  (d) FPLLC has the power to direct the affairs of FCP and RR, including the disposition of the proceeds of the sale of the Shares. Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. FCMLLC is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of FPLLC and the Management Company. Fremder was granted limited powers of attorney to act for each of FPLLC and the Management Company with respect to the Shares held by the Partnerships pursuant to the Fremder POA.

                  (e)      Not applicable.

         (c)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                              Page 25 of 33 Pages

                  (d) Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. FCMLLC is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of the Management Company. Fremder was granted limited powers of attorney to act for the Management Company with respect to the Shares held by Farallon CS LP pursuant to the Fremder POA.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) FPLLC has the power to direct the affairs of FCP and RR, including the disposition of the proceeds of the sale of the Shares. Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. FCMLLC is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of FPLLC and the Management Company. Fremder was granted limited powers of attorney to act for each of FPLLC and the Management Company with respect to the Shares held by the Partnerships pursuant to the Fremder POA.

                  (e)      Not applicable.

          The Shares reported hereby for the Partnerships are owned directly by the Partnerships. FPLLC, as general partner to FCP and RR, may be deemed to be the beneficial owner of the Shares owned by FCP and RR. Farallon CS LLC, as general partner to Farallon CS LP, may be deemed to be the beneficial owner of the Shares owned by Farallon CS LP. The Management Company, as manager of Farallon CS LLC, may be deemed to be the beneficial owner of all such Shares owned by Farallon CS LP. The Individual Reporting Persons, as either managing members of both FPLLC and the Management Company or, in the case of Fremder, by virtue of the Fremder POA, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the

                              Page 26 of 33 Pages

General Partners, the Management Company and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

                              Page 27 of 33 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 12, 2004
                              /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             and RR CAPITAL PARTNERS, L.P.,
                             By Joseph F. Downes,
                             Managing Member

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             on its own behalf and as Manager of
                             FARALLON CS INSTITUTIONAL FINANCE, L.L.C.,
                             for itself and as General Partner of
                             FARALLON CS INSTITUTIONAL FINANCE II, L.P.
                             By Joseph F. Downes,
                             Managing Member

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as
                             attorney-in-fact for each of David I. Cohen, Chun
                             R. Ding, William F. Duhamel, Charles E.Ellwein, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and

                              Page 28 of 33 Pages
file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing
Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by Andrew B. Fremder authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 15, 2003, by such Reporting Person with respect to the Common Stock of the Company, is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

                              Page 29 of 33 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partners is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c) Serves as investment adviser to various managed accounts; manages Farallon CS Institutional Finance, L.L.C.
         (d)      Delaware limited liability company
         (e)      Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun
                  R. Ding,  Joseph F.  Downes,  William F.  Duhamel,  Charles E.
                  Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       Farallon Partners, L.L.C.
         -------------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon  Capital  Management,  L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California 94111
         (c)      Serves as  general  partner  to  investment  partnerships
         (d)      Delaware limited liability company
         (e)      Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun
                  R. Ding,  Joseph F.  Downes,  William F.  Duhamel,  Charles E.
                  Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       Farallon CS Institutional Finance, L.L.C.
         -----------------------------------------

         (a)      Farallon CS Institutional Finance, L.L.C.
         (b)      c/o One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c) Serves as general partner to Farallon CS Institutional Finance II, L.P.
         (d)      Delaware limited liability company
         (e)      Manager: Farallon Capital Management, L.L.C.

                              Page 30 of 33 Pages

4.       The Individual Reporting Persons
         --------------------------------

         Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and FPLLC. The principal occupation of each other Individual Reporting Person (other than Andrew B. Fremder) is serving as a managing member of the Management Company and FPLLC. The principal occupation of Andrew B. Fremder is to be a consultant to the Managing Company and FPLLC and to act as president and member of the board of directors of East Bay College Fund, a private non-profit corporation. None of the Individual Reporting Persons have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

                              Page 31 of 33 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)

                              Page 32 of 33 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:   January 12, 2004
                              /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             and RR CAPITAL PARTNERS, L.P.,
                             By Joseph F. Downes,
                             Managing Member

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             on its own behalf and as Manager of
                             FARALLON CS INSTITUTIONAL FINANCE, L.L.C.,
                             for itself and as General Partner of
                             FARALLON CS INSTITUTIONAL FINANCE II, L.P.
                             By Joseph F. Downes,
                             Managing Member

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as
                             attorney-in-fact for each of David I. Cohen, Chun
                             R. Ding, William F. Duhamel, Charles E.Ellwein, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

                              Page 33 of 33 Pages